Exhibit (a)(1)(H)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is being made solely by the Offer to Purchase, dated March 17, 2017, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NIMBLE STORAGE, INC.

a Delaware corporation

at

$12.50 NET PER SHARE

Pursuant to the Offer to Purchase dated March 17, 2017

by

NEBRASKA MERGER SUB, INC.

a wholly owned direct subsidiary of

HEWLETT PACKARD ENTERPRISE COMPANY

Nebraska Merger Sub, Inc., a Delaware corporation (which we refer to as “Merger Sub”) and a wholly owned direct subsidiary of Hewlett Packard Enterprise Company, a Delaware corporation (which we refer to as “Parent”), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Nimble Storage, Inc., a Delaware corporation (which we refer to as “Nimble Storage”), at a purchase price of $12.50 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 17, 2017 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).

Stockholders of record who tender directly to Citibank, N.A. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 13, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 6, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and Nimble Storage. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Merger Sub will be merged with and into Nimble Storage (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) as soon as practicable without a vote on the adoption of the Merger Agreement by Nimble Storage stockholders, with Nimble Storage continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger and thereby becoming a wholly owned direct subsidiary of Parent.

In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) by Nimble Storage as treasury stock or by Parent or Merger Sub, which Shares will be canceled and will cease to exist, (ii) by any wholly owned subsidiary of Nimble Storage or any wholly owned subsidiary of Parent (other than Merger Sub), which Shares will be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages or (iii) by any Nimble Storage stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically canceled and converted into the right to receive the Offer Price (or any greater per Share price paid in the Offer), without interest thereon and less any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. As a result of the Merger, Nimble Storage will cease to be a publicly traded company and will become wholly owned by Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms (the “Termination Condition”) and (b) the satisfaction of (i) the Minimum Condition (as described below), (ii) the Regulatory Condition (as described below) and (iii) the Governmental Restraint Condition (as described below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn immediately prior to the end of the day, 12:00 midnight, New York City time, on April 13, 2017 (the “Expiration Date,” unless Merger Sub shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Merger Sub, shall expire), together with any Shares then owned by Parent or Merger Sub, equals at least one Share more than half of all Shares then outstanding. The “Regulatory Condition” requires that any applicable waiting period (and any extensions thereof) and any approvals, clearances or other governmental authorizations applicable to the Offer or the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any competition, merger control, antitrust or similar laws or regulations of Germany or Austria, in each case, shall have expired or otherwise been terminated or obtained, as applicable. The “Governmental Restraint Condition” requires that there be no temporary restraining order, preliminary or permanent injunction, or any law or other judgment enacted, issued, promulgated, enforced or entered by any governmental authority of competent jurisdiction, which has the effect of enjoining, restraining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer. The Offer is also subject to other conditions as described in this Offer to Purchase. Neither the Offer nor the Merger is subject to any financing condition and Parent and Merger Sub expect to finance the payment of the applicable consideration in the Offer and the Merger with cash on hand.

The board of directors of Nimble Storage, among other things, has unanimously (i) authorized and approved the execution, delivery and performance of the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iii) declared that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer, are fair to and in the best interests of Nimble Storage stockholders, (iv) recommended that Nimble Storage stockholders accept the Offer and tender all of their Shares pursuant to the Offer, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement and (v) assuming the accuracy of specified representations and warranties of Parent and Merger Sub, irrevocably approved Parent, Merger Sub and their respective affiliates and the Merger Agreement and the transactions contemplated thereby (including the Offer, the Support Agreement (as defined herein) and the Merger) for purposes of Section 203 of the DGCL, and irrevocably exempted such persons, agreements and transactions from, and elected for Nimble Storage, Parent, Merger Sub and their respective affiliates not to be subject to, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws, including Section 203 of the DGCL, of any jurisdiction that may purport to be applicable to Nimble Storage, Parent, Merger Sub or any of their respective affiliates or the Merger Agreement or the transactions contemplated thereby.

Parent and Merger Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the conditions to the Offer. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of Nimble Storage, Parent and Merger Sub are not permitted to (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Condition, the Regulatory Condition, the

Governmental Restraint Condition or the Termination Condition, (v) add to the conditions to the Offer or amend, modify or supplement the Offer, including any condition to the Offer, in any manner adverse to Nimble Storage or any holder of Shares or in any manner that would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or (vi) extend or otherwise change the Expiration Date in any manner other than in accordance with the terms of the Merger Agreement.

Parent and Merger Sub have agreed in the Merger Agreement that, subject to their rights to terminate the Merger Agreement in accordance with its terms, Merger Sub must extend the Offer (i) as required by applicable law and (ii) if any condition to the Offer has not been satisfied or waived as of the then-scheduled Expiration Date, for one or more periods in consecutive increments specified by Merger Sub of not less than two business days each and not more than ten business days each (or such other period as Parent, Merger Sub and Nimble Storage may agree) in order to permit the satisfaction of the conditions to the Offer. However, Merger Sub is not required to, and without Nimble Storage’s consent may not, extend the Offer beyond September 6, 2017, except that if all conditions to the Offer other than the Regulatory Condition or the Governmental Restraint Condition (or any other condition to the Offer that by its nature cannot be satisfied until the Expiration Date) have been satisfied or waived as of September 6, 2017, then, at the election of Parent or Nimble Storage, such date will be extended to December 6, 2017. If the Offer is extended, such extension will extend the time that Nimble Storage stockholders will have to tender (or withdraw) Shares.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Merger Sub may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the Securities and Exchange Commission.

Because the Merger will be governed by Section 251(h) of the DGCL, Merger Sub does not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

On the terms set forth in the Merger Agreement and subject to the conditions to the Offer, as promptly as practicable on or after the Expiration Date of the Offer, Merger Sub will accept for payment, and pay for, all Shares validly tendered to Merger Sub in the Offer and not validly withdrawn on or prior to the end of the day, 12:00 midnight, New York City time, on the Expiration Date. For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered (and not validly withdrawn) as, if and when Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. On the terms set forth in the Merger Agreement and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Merger Sub extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Parent’s or Merger Sub’s rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on Merger Sub’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under no circumstances will Parent or Merger Sub pay interest on the purchase price for Shares, including by reason of any extension of the Offer or any delay in making such payment for Shares.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares accepted for payment pursuant to the Offer will only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the end of the day, 12:00 midnight, New York City time, on the Expiration Date and, unless theretofore accepted for payment by Merger Sub pursuant to the Offer, may also be withdrawn at any time after May 16, 2017, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be proper and effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the Share Certificates are registered if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as described in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

Merger Sub will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and Merger Sub’s determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Shares to challenge such determination in a court of competent jurisdiction. None of Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Nimble Storage has provided Merger Sub with Nimble Storage’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Nimble Storage’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders (as defined in the Offer to Purchase) for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the U.S. federal income tax treatment of the Offer. Each holder of Shares should consult with its tax advisor as to the particular tax consequences to such holder of exchanging Shares for cash in the Offer or the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Holders of Shares should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Merger Sub’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Except as set forth in the Offer to Purchase, neither Merger Sub nor Parent will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free from the U.S. and Canada: (888) 750-5834

Banks and Brokers call collect: (212) 750-5833

March 17, 2017

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